Exhibit 99.25(k)(3)

Aam/Wilshire Infrastructure Fund

OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) dated as of March 13, 2026, by and between AAM/WILSHIRE INFRASTRUCTURE FUND, a Delaware statutory trust (the “Fund”), and the investment advisor of the Fund, Advisors Asset Management, Inc. (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Fund and the Advisor dated March 13, 2026 (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses of the Fund pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit the Operating Expenses (as defined in Paragraph 2 herein) of the Fund (or as applicable each class of the Fund set forth in Appendix A (each a “Class”)), for the Expense Limitation Period (as defined in Paragraph 2 herein) pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1.        Limit on Operating Expenses.

a.	The Advisor hereby agrees to waive investment advisory fees payable to it by the Fund and/or absorb expenses of the Fund to the extent the Fund’s total annual expenses exceed the Fund’s Annual Limit (defined below). The “Annual Limit” with respect to each Class of the Fund shall mean the amount of Operating Expenses with respect to such shares of the Fund expressed as a percentage of the Fund’s average annual daily net asset value, listed in Appendix A. In the event that the current Operating Expenses for a Class of the Fund, as accrued each month, exceed such Class’ Annual Limit, the Advisor will waive all or a portion of its investment advisory fee payable to it by the Fund and/or reimburse the Fund, on a monthly basis, to the extent of any such excess expense within 30 days of being notified that such excess Operating Expenses have been incurred.

2.      Definition.  For purposes of this Agreement, with respect to the Fund (and each Class of shares thereof):

a.	The term “Operating Expenses” is defined to include aggregate ordinary expenses necessary or appropriate for the operation of the Fund (or Class, as applicable), and other expenses described in the Investment Advisory Agreement, but does not include the Advisor’s investment advisory or management fee set forth in the Investment Advisory Agreement; fees and expenses of private market assets and other investments in which the Fund invests (including the underlying fees of such private market assets and other investments); transactional costs (including but not limited to, brokerage commissions, the cost of third-party tax, legal, or operational due diligence advice obtained for the purpose of evaluating the Fund’s investments, advice related to obtaining a line of credit for the Fund, and the creation of wholly-owned subsidiaries of the Fund) associated with the acquisition and disposition of private market assets and other investments; interest payments incurred on borrowing by the Fund; fees and expenses incurred in connection with a credit facility, if any, obtained by the Fund; Rule 12b-1 distribution or shareholder servicing fees, as applicable; taxes, leverage interest, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), professional fees related to services for the collection of foreign tax reclaims, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation, indemnification and other expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence.

b.	The term “Expense Limitation Period” is defined as the period commencing on the Effective Date (as defined in Paragraph 4 hereof) and ending at the end of the fourth (4th) month following the Fund’s current fiscal year end, and each subsequent one- (1) year period for which this Agreement is automatically renewed pursuant to Paragraph 4 hereof.

3.      Reimbursement of Fees and Expenses.  Any fee waivers or payments to the Fund by the Advisor (with respect to a Class, as applicable) (each a “Subsidy”) pursuant to this Agreement are subject to reimbursement by the Fund (or Class, as applicable) to the Advisor for a period ending three (3) fiscal years after the date of the Subsidy, if so requested by the Advisor. The reimbursement may be paid by the Fund (or Class, as applicable) if the current aggregate amount of the Fund’s (or Class’) Operating Expenses for the fiscal year in which the request for reimbursement is made, taking into account the reimbursement, does not exceed the Annual Limit in place at the time of the Subsidy or the current limitation on such the (or Class’) Operating Expenses, if less. In no case will the reimbursement amount exceed the total amount of Subsidies made by the Advisor with respect to the Fund (or Class, as applicable) pursuant to this Agreement and no reimbursement will include any amounts previously reimbursed. No reimbursement may be paid prior to the Fund’s payment of current Operating Expenses. Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement has not been terminated. In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.      Term.  This Agreement shall become effective with respect to the Fund (or Class, as applicable), on the date specified in Appendix A (the “Effective Date”) and shall remain in effect for the one year period following such Effective Date (the “Term”); provided, however, this Agreement may be renewed by the mutual agreement of the Advisor and the Fund for successive terms of one year; and provided further that this Agreement may be sooner terminated as provided in Paragraph 5 of this Agreement.

5.      Termination.  Unless this Agreement is renewed pursuant to Paragraph 4 of this Agreement, this Agreement will automatically terminate upon the expiration of the Term. This Agreement may be terminated at any time with respect to any Class of the Fund, and without payment of any penalty, by the Board of Trustees of the Fund upon sixty (60) days’ written notice to the Advisor.  This Agreement may be terminated by the Advisor with respect to any Class of the Fund, effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period of the Fund, subject to the consent of the Board of Trustees of the Fund, which consent will not be unreasonably withheld.  This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

6.      Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.      Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

9.      Notice.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10.      Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and superseded all prior oral or written agreements with respect to the subject matter hereof.

11.      Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

AAM/WILSHIRE INFRASTRUCTURE FUND	ADVISORS ASSET MANAGEMENT, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

Appendix A

Class, as applicable	Annual Limit	Effective Date

AAM/Wilshire Infrastructure Fund
Class I	1.00%	3/13/2026
Class S	1.00%	3/13/2026
Class D	1.00%	3/13/2026

Page 4